-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION

               Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

                                          [_]Confidential, for Use of the
[_]Preliminary Proxy Statement               Commission Only (as permitted by
                                             Rule 14a-6(e)(2))

[X]Definitive Proxy Statement

[_]Definitive Additional Materials

[_]Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                NCR CORPORATION
               (Name of Registrant as Specified in its Charter)

   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

   Payment of Filing Fee (Check the appropriate box):

[X]No fee required.

[_]$125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
   Item 22(a)(2) of Schedule 14A.

[_]Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1) Title of each class of securities to which transaction applies: ________

  (2) Aggregate number of securities to which transaction applies: ___________

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): _____________

    ________________________________________________________________________

  (4) Proposed maximum aggregate value of transaction: _______________________

  (5) Total fee paid: ________________________________________________________

[_]Fee paid previously with preliminary materials.

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

  (1) Amount Previously Paid: ________________________________________________

  (2) Form, Schedule or Registration Statement No.: __________________________

  (3) Filing Party: __________________________________________________________

  (4) Date Filed: ____________________________________________________________

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                 [LOGO OF NCR]

                         NOTICE OF 2002 ANNUAL MEETING
                              AND PROXY STATEMENT

                                                                 March 13, 2002

Dear NCR Stockholder:

   I am pleased to invite you to attend NCR's 2002 Annual Meeting of Stockholders on Wednesday, April 24, 2002. The meeting will begin promptly at 9:30 a.m. local time in the Auditorium of NCR's World Headquarters Building located at 1700 S. Patterson Boulevard in Dayton, Ohio.

   This booklet includes the formal notice of the meeting and the proxy statement. The proxy statement tells you more about the agenda and procedures for the meeting. It also describes how the board operates and gives information about our director candidates. A form of proxy for voting at the meeting and our 2001 annual report to stockholders are included with this booklet.

   I look forward to sharing more information with you about NCR at the annual meeting. If you plan to attend, please complete and return to NCR the meeting reservation request form printed on the back of this booklet.

   Your vote is important. Whether or not you plan to attend the annual meeting, I urge you to vote your proxy as soon as possible so that your stock may be represented at the meeting.

                                          Sincerely,

                                          /s/ Lars Nyberg
                                          Lars Nyberg
                                          Chairman of the Board and
                                          Chief Executive Officer

                            YOUR VOTE IS IMPORTANT

   Stockholders of record (also referred to as "registered stockholders") can vote one of three ways:

      (a) Via the Internet: Visit the web site listed on your proxy card to vote via the Internet.

      (b) By Telephone:     Call the number listed on your proxy card to vote
                            by phone.

      (c) By Mail:          Mark, sign, date, and mail your proxy card to our
                            transfer agent, American Stock Transfer and Trust
                            Company ("AST"), in the enclosed postage-paid
                            envelope.

   If your shares are held in "street" name in the custody of a bank, broker or other holder of record (referred to as a "nominee"), that means your shares are registered in the name of the nominee. As a result, you will receive voting instructions from your nominee. Some nominees, such as banks and brokers, may offer telephone and/or Internet voting.

                     ELECTRONIC ACCESS TO PROXY MATERIALS

   Most stockholders may elect to view future proxy statements and annual reports over the Internet rather than receiving paper copies in the mail. Please see page 1 of the proxy statement and your proxy and voting instruction card or contact your nominee for further information.

          NOTICE OF ANNUAL MEETING OF STOCKHOLDERS OF NCR CORPORATION
--------------------------------------------------------------------------------

 Time:

   9:30 a.m. E.S.T.

 Date:

   Wednesday, April 24, 2002

 Place:

   Auditorium at NCR's World Headquarters Building
   1700 S. Patterson Boulevard
   Dayton, Ohio 45479

 Purpose:

  .  Elect Class C directors to hold office for three-year terms;

  . Approve the appointment of PricewaterhouseCoopers LLP as independent accountants for 2002;

  .  Vote on two stockholder proposals; and

  . Transact such other business as may properly come before the meeting and any adjournment or postponement of the meeting.

 Other Important Information:

  . Registered stockholders of NCR common stock at the close of business on February 11, 2002, may vote at the meeting.

  . Your shares cannot be voted unless they are represented by proxy or you make other arrangements to have them represented at the meeting. Please vote your shares.

                                        By order of the Board of Directors,

                                        /s/ Laura K. Nyquist
                                        Laura K. Nyquist
                                        Corporate Secretary

March 13, 2002

NCR Corporation
1700 S. Patterson Blvd.
Dayton, Ohio 45479

                                PROXY STATEMENT
-------------------------------------------------------------------------------

GENERAL INFORMATION

   We are delivering these proxy materials to solicit proxies on behalf of the Board of Directors of NCR Corporation (which we refer to as "NCR," the "Company," "we," or "us"), for the 2002 Annual Meeting of Stockholders, including any adjournment or postponement. The meeting will be held at 9:30 a.m. E.S.T., on April 24, 2002, in Dayton, Ohio.

   Starting March 13, 2002, we are mailing this proxy statement, together with a form of proxy and voting instruction card ("proxy card") and the Company's annual report for the year ended December 31, 2001, to stockholders entitled to vote at the meeting.

Stockholders Entitled to Vote at the Meeting

   If you are a registered stockholder at the close of business on the record date, February 11, 2002, you are entitled to receive this notice and to vote at the meeting. There were 97,825,387 shares of common stock outstanding on the record date. You will have one vote on each matter properly brought before the meeting for each share of NCR common stock you own.

Delivery of Voting Materials

   We are taking advantage of new householding rules adopted by the Securities and Exchange Commission ("SEC") that permit us to deliver only one set of disclosure materials (such as a proxy statement and annual report) to stockholders who share an address, unless otherwise requested. This program will allow the Company to reduce the expenses of delivering duplicate disclosure materials to our stockholders who may have more than one stock account or who share an address with another NCR stockholder. We will continue to send a separate proxy card for each stockholder residing at a shared address.

How to Obtain a Separate Set of Voting Materials

   If you have multiple NCR common stock record accounts and/or share an address with a family member who is an NCR stockholder and have received only one annual report and proxy statement, you may write or call us to request separate copies of these materials at no cost to you. For future annual meetings, you may request separate disclosure materials, or request that we send only one annual report and proxy statement to you if you are receiving multiple copies, by calling our stockholder services number: 1-800-NCR-2303 (1-800-627-2303), or by writing our transfer agent at: American Stock Transfer and Trust Co., 59 Maiden Lane, Plaza Level, New York, New York 10038.

   If you own NCR common stock beneficially through a nominee (such as a bank or broker), information regarding householding of disclosure materials should be forwarded to you by your nominee.

Electronic Access to Proxy Materials and Annual Report

   This proxy statement and NCR's 2001 annual report are available on the following Internet sites: http://investor.ncr.com/downloads/2002proxy.pdf (proxy statement) and http://investor.ncr.com/ downloads/2001AR.pdf (annual report). Most stockholders can elect to view future proxy statements and annual reports over the Internet instead of receiving paper copies in the mail.

   If you are a registered stockholder, you can choose this option and save the Company the cost of producing and mailing these documents by following the instructions provided on your proxy card or by following the prompt if you choose to vote over the Internet. If you hold your NCR stock in nominee name (such as through a bank or broker), review the information provided by your nominee for instructions on how to elect to view future proxy statements and annual reports over the Internet.

   If you are a registered stockholder and have chosen to view future proxy statements and annual reports over the Internet, you will receive an e-mail with instructions containing the Internet address of those materials approximately four weeks before the annual meeting.

   Stockholders who hold their NCR stock through a nominee (such as a bank or broker) and who elect electronic access will also receive an e-mail containing the Internet address to use to access NCR's proxy statement and annual report.

How to Vote Your Shares

   Your vote is important. Your shares can be voted at the annual meeting only if you are present in person or represented by proxy. Even if you plan to attend the meeting, we urge you to vote in advance. If you own your shares in record name, you may cast your vote one of three ways:

  . Vote by Internet: You can choose to vote your shares at any time over the Internet site listed on your proxy card. This site will give you the opportunity to make your selections and confirm that your instructions have been followed. We have designed our Internet voting procedures to authenticate your identity by use of a unique control number found on the enclosed proxy card. If you vote via the Internet, you do not need to return your proxy card.

  . Vote by Telephone: You can also vote by phone at any time by calling the toll-free number (for residents of the U.S. and most of Canada) listed on your proxy card. To vote, enter the control number listed on your proxy card and follow the simple recorded instructions. If you vote by phone, you do not need to return your proxy card.

  . Vote by Mail: If you choose to vote by mail, simply mark your proxy card, and then date, sign and return it to AST in the postage-paid envelope provided.

   Stockholders who hold their shares beneficially in street name through a nominee (such as a bank or broker) may be able to vote by telephone or the Internet as well as by mail. You should follow the instructions you receive from your nominee to vote these shares.

How to Revoke Your Proxy

   You may revoke your proxy at any time before it is voted at the meeting by:

  . properly executing and delivering a later-dated proxy (including a telephone or Internet vote);

  . voting by ballot at the meeting; or

  . sending a written notice of revocation to the inspectors of election in care of the Corporate Secretary of the Company at the address listed above.

Voting at the Annual Meeting

   The method by which you vote will in no way limit your right to vote at the meeting if you later decide to vote in person at the meeting. If you hold your shares in street name, you must obtain a proxy executed in your favor from your nominee (such as a bank or broker) to be able to vote at the meeting.

   Your shares will be voted at the meeting as directed by the instructions on your proxy card, voting instructions or electronic proxy if: (1) you are entitled to vote, (2) your proxy was properly executed, (3) we received your proxy prior to the annual meeting, and (4) you did not revoke your proxy prior to the meeting.

The Board's Recommendations

   If you send a properly executed proxy without specific voting instructions, your shares represented by that proxy will be voted as recommended by the Board of Directors:

  .  FOR the election of the nominated slate of directors (see pages 5 to 6);

  . FOR the approval of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for 2002 (see page 9);

  . AGAINST the stockholder proposal regarding the form of NCR's proxy card (see page 10); and

  . AGAINST the stockholder proposal on the Company's business operations in Northern Ireland (see pages 11 to 12).

Voting Shares Held in the NCR Savings Plan

   If you are a participant in the NCR Savings Plan, your proxy includes any NCR common stock allocated to your plan account. The trustee of this plan will vote the number of shares allocated to your account according to your instructions. If you do not vote your shares in the NCR Savings Plan as instructed above, the trustee will vote those shares in accordance with the terms of the plan.

Voting Shares Held Under NCR's Direct Stock Purchase and Sale Plan

   If you are a participant in the Direct Stock Purchase and Sale Plan (the "DSPP") administered by AST for NCR, your proxy includes the NCR common stock held in your DSPP account. AST, as the DSPP administrator, is the stockholder of record of that plan and will not vote those shares unless you provide it with instructions, which you may do over the Internet, by telephone, or by mail using your proxy card.

Votes Required to Approve Each Item

   The presence at the meeting (in person or by proxy) of the holders of at least a majority of the shares outstanding on the record date, February 11, 2002, is necessary to have a quorum allowing us to conduct business at the meeting.

   The following votes are required to approve each item of business at the meeting:

  . Election of Directors: A majority of the votes cast at the meeting (in person or by proxy) is required to approve the election of the directors (Item 1).

  . Other Items: A majority of the votes cast at the meeting (in person or by proxy) is required to approve other items of business (Items 2 through 4 and any other business).

   Broker "no-votes" and abstentions have no effect on the outcome of the vote for the election of directors or any other items. Broker "no-votes" occur when a nominee (such as a bank or broker) returns a proxy, but does not have the authority to vote on a particular proposal because it has not received voting instructions from the beneficial owner.

Annual Meeting Admission

   You may attend the meeting if you are a registered stockholder, a proxy for a registered stockholder, or a beneficial owner of NCR common stock with evidence of ownership. If you plan to attend the meeting in person, please complete and return to NCR's Corporate Secretary the meeting reservation request form printed on the back of this booklet. If you are not a registered stockholder, please include evidence of your ownership of NCR stock with the form (such as an account statement showing you own NCR stock as of the record date). If you do not have a reservation for the meeting, you may still attend if we can verify your stock ownership at the meeting.

   We will include the results of the meeting in NCR's next quarterly report filed with the SEC. You may also find information on how to obtain a full transcript of the meeting in that quarterly report or by writing to NCR's Corporate Secretary at NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

                                STOCK OWNERSHIP
-------------------------------------------------------------------------------

Ownership by Officers and Directors

   This table shows the NCR common stock beneficially owned by each executive officer named in the Summary Compensation Table found on page 16 and each non-employee director as of December 31, 2001. As of that date, Mr. Nyberg beneficially owned 1.49% of NCR common stock, and the directors and executive officers as a group beneficially owned 2.65%. No other individual director or executive officer beneficially owned 1% or more of NCR stock.

                                                       Total
                                                       Shares    Shares Covered
                                                    Beneficially by Exercisable
Name                                                  Owned(1)     Options(2)
----                                                ------------ --------------
Lars Nyberg, Director and Officer..................  1,451,694     1,368,050
Gerald Gagliardi, Officer..........................     53,333        33,333
David Holmes, Director (3).........................     23,268        21,473
Mark Hurd, Officer.................................    241,829       184,551
Howard Lance, Officer..............................     79,537             0
Linda Fayne Levinson, Director (3).................     24,052        21,473
James Long, Director (3)...........................     21,928        17,000
Ronald Mitsch, Director (3)........................     23,268        21,473
C.K. Prahalad, Director............................     26,510        21,473
James Robbins, Director (3)(4).....................     24,568        21,473
Mohsen Sohi, Officer...............................     86,666        61,666
William Stavropoulos, Director (3).................     24,268        21,473
Directors and Executive Officers as a Group (18
 persons)..........................................  2,569,443     2,231,118

--------
(1) Some of NCR's executive officers and directors own fractional shares of NCR stock. For purposes of this table, all fractional shares have been rounded to the nearest whole number.
(2) Of the total number of shares of NCR stock beneficially owned by the Company's executive officers and directors, this column shows those shares the officers and directors or their family members have the right to acquire through stock option exercises within 60 days after December 31, 2001.
(3) Upon election to the board, each director received an initial grant of NCR common stock with a value of $60,000 at the time of grant and was given the opportunity to defer immediate receipt of the grant. Certain directors elected to defer receipt of this grant. This table includes units based on NCR common stock equivalents for such directors as follows: (a) for each of Messrs. Holmes, Mitsch, and Robbins and Ms. Levinson, 1,795 units, and (b) 1,928 units for Mr. Long. These units are held in deferred stock accounts as set forth below under the caption "Compensation of Directors." These deferred stock accounts are paid in stock. In addition, some directors have also elected to receive some or all of their annual retainer as deferred NCR common stock equivalents. As a result of this election, these directors each received the following number of stock units in deferred stock accounts: Mr. Holmes (4,144 units); Mr. Long (2,667 units); Dr. Mitsch (3,374 units); Mr. Robbins (4,144 units); and Mr. Stavropoulos (4,144 units). These deferred stock accounts are paid in either cash or stock, as elected by the director. The table does not include the deferred retainer amounts held in these deferred stock accounts.
(4) Includes 300 shares held by Mr. Robbins' children for which he disclaims any beneficial interest.

Other Beneficial Owners of NCR Stock

   As of December 31, 2001, to the Company's knowledge, the following stockholders beneficially owned more than 5% of the Company's outstanding stock. The percentage of stock owned by such holders is based on the total outstanding shares of stock as of December 31, 2001.

                                                                         Percent
                                                          Total Number     of
Name and Address of Beneficial Owner                       of Shares      Class
------------------------------------                      ------------   -------
J.P. Morgan Chase & Co. .................................  10,574,948(1)  10.9%
270 Park Avenue
New York, New York 10017

Dodge & Cox..............................................   5,796,199(2)   6.0%
One Sansome Street, 35th Floor
San Francisco, California 94104

Mellon Financial Corporation.............................   5,001,465(3)   5.1%
One Mellon Center
Pittsburgh, Pennsylvania 15258

----------------
(1) Based on the Schedule 13G/A, dated February 12, 2002, filed with the SEC by J.P. Morgan Chase & Co. ("JP Morgan") on its own behalf and on behalf of its wholly-owned subsidiaries, JP Morgan Chase Bank, JP Morgan Trust Co., N.A., Chase Manhattan Bank USA, N.A., and Robert Fleming Holdings, Ltd. According to this filing, JP Morgan has sole power to vote or direct the vote ("voting power") over 8,082,404 shares, shared voting power over 168,698 shares, sole power to dispose or direct the disposition ("dispositive power") over 10,150,620 shares, and shared dispositive power over 415,590 shares of NCR common stock.
(2) Based on the Schedule 13G/A, dated February 7, 2002, filed by Dodge & Cox with the SEC. According to this filing, Dodge & Cox, as an investment adviser, has sole dispositive power of all of these shares, has sole voting power over 5,456,168 shares, and has shared voting power over 58,900 shares.
(3) Based on the Schedule 13G, dated January 17, 2002, filed by Mellon Financial Corporation ("Mellon"). According to this filing, Mellon and certain of its direct and indirect subsidiaries beneficially own such shares in their various fiduciary capacities. Mellon reported that it has sole voting and shared voting power over 3,230,300 and 87,656 shares of NCR common stock, respectively, and sole dispositive and shared dispositive power over 4,752,645 and 161,488 shares of NCR common stock, respectively.

-------------------------------------------------------------------------------
                         ELECTION OF CLASS C DIRECTORS
                            (Item 1 on Proxy Card)
-------------------------------------------------------------------------------

   The Board of Directors is currently divided into three classes. Directors hold office for staggered terms of three years (or less if they are filling a vacancy) and until their successors are elected and qualified. One of the three classes is elected each year to succeed the directors whose terms are expiring. Class C directors will be elected at the annual meeting to serve for a term expiring at the annual meeting in the year 2005. The terms for the directors in Class A will expire in 2003. The Class B directors' terms will expire in 2004.

   In February 2002, the Board of Directors fixed the number of directors on the board at seven members and set the number of Class C directors at two members.

   Proxies solicited by the board will be voted for the election of the nominees, unless you withhold your vote on your proxy. The board has no reason to believe that these nominees will be unable to serve. However, if one of them should become unavailable, the board may reduce the size of the board or designate a substitute nominee. If the board designates a substitute, shares represented by proxies will be voted for the substitute nominee.

The board recommends that you vote FOR each of the following nominees for election as a director.

Class C--Nominees for Terms Expiring in 2005:

   NCR's Board of Directors has proposed the following nominees for election as Class C directors at the annual meeting. Each of the nominees has consented to serve a three-year term.

  C.K. Prahalad, 60, has been Chairman of PRAJA, Inc., a software company located in San Diego, California, since May 2000. Mr. Prahalad is on a two-year leave of absence from The University of Michigan, where he is the Harvey Freuhauf Professor of Business Administration. Mr. Prahalad is a nationally recognized specialist in corporate strategy and the role of top management in large, diversified, multi-national corporations. Since completing his D.B.A. at Harvard University, he has been a visiting research fellow at Harvard, a professor at the Indian Institute of Management and a visiting professor at the European Institute of Business Administration. He is also a director of Hindustan Lever Limited, India, and World Resources Institute, Washington, D.C., a non-governmental organization. Mr. Prahalad became a director of NCR on January 1, 1997.

  William S. Stavropoulos, 62, has served as Chairman of the Board of Directors and Chairman of the Executive Committee of The Dow Chemical Co., a chemical and plastics producer, since 1995. From 1995 until November 2000, he was also the President and Chief Executive Officer of Dow Chemical. Mr. Stavropoulos was named President of Dow Chemical in 1993, and was its Chief Operating Officer from 1993 to 1995. He is also a director of BellSouth Corporation and Chemical Financial Corporation, and a member of the Advisory Board to the Fidelity Group of Funds. Mr. Stavropoulos became a director of NCR on January 1, 1997.

Directors Whose Terms of Office Continue

   The individuals listed below are currently serving as directors.

Class A--Terms Expiring in 2003:

  Lars Nyberg, 50, has been Chairman, Chief Executive Officer, and President of NCR since June 1, 1995. Before joining NCR, from 1993 to 1995, Mr. Nyberg was Chairman and Chief Executive Officer of the Communications Division for Philips Electronics NV, an electronics and electrical products company. He also served as a member of the Philips Group Management Committee during that time. In 1992, Mr. Nyberg was appointed Managing Director, Philips Consumer Electronics Division. From 1990 to 1992, he was Chairman and Chief Executive Officer of Philips Computer Division. Mr. Nyberg is a director of Sandvik AB based in Sweden. He became a director of NCR in 1995.

  David R. Holmes, 61, was Chairman of The Reynolds and Reynolds Company from 1990 to January 1, 2002. Mr. Holmes also served as its Chief Executive Officer from 1989 to November 2000, and its President from 1989 to May 1999. He joined Reynolds and Reynolds, a provider of information management systems and services to the automotive and general business markets, in 1984 as Senior Vice President of its Computer Systems Division. Mr. Holmes is a director of The Dayton Power & Light Company. He became a director of NCR on January 1, 1997.

  James O. Robbins, 59, has served as President and Chief Executive Officer of Cox Communications, Inc., a broadband communications company, since 1994. He was President of the Cable Division of Cox Enterprises, Inc., from 1985 to 1994. Before joining Cox in 1983, he was Senior Vice President of Operations, Western Region, for Viacom Communications, Inc. Mr. Robbins is a director of Cox Communications, Inc., and serves on the Advisory Board of Forstmann Little and Co. He became a director of NCR on January 1, 1997.

Class B--Terms Expiring in 2004:

  Linda Fayne Levinson, 60, has been a partner with GRP Partners, a private equity investment fund investing in start-up and early-stage retail and electronic commerce companies, since 1997. From 1994 to 1999, she was also President of Fayne Levinson Associates, an independent consulting firm. In 1993, Ms. Levinson was an executive with Creative Artists Agency Inc. From 1989 to 1992, she was a partner in the merchant banking operations of Alfred Checchi Associates, Inc. She is also a director of Administaff, Inc., Jacobs Engineering Group Inc., LastMinute.com plc, and Overture Services, Inc. Ms. Levinson became a director of NCR on January 1, 1997.

  James R. Long, 59, was appointed Executive Vice President of Nortel Networks Corp. in 1996 and served as President of its Enterprise Networks business from 1998 until December 31, 1999, when he retired. Mr. Long had worldwide responsibility for development, manufacturing, sales and marketing of Nortel's portfolio of voice communication products and related solutions designed for enterprise customers. Prior to 1998, he held positions as President of Nortel World Trade, Group Executive Asia, and Corporate Vice President of Quality. Before joining Nortel, Mr. Long spent 25 years with IBM Corporation in a variety of sales, marketing, and management capacities. Mr. Long is a director of 3Com Corporation and Cypress Semiconductor Corporation. He became a director of NCR on October 16, 1998.

The Board of Directors

   The Board of Directors oversees the overall performance of the Company on your behalf. Members of the board stay informed of the Company's business through discussions with the Chairman and other members of management and staff, by reviewing materials provided to them, and by participating in regularly scheduled board and committee meetings. The board met 5 times last year and held 12 committee meetings. Each of the directors attended more than 75% of the aggregate of total board meetings and committee meetings for the committee(s) on which he or she served in 2001.

Committees of the Board

   NCR's Board of Directors has four committees: the Audit and Finance Committee, the Compensation Committee, the Committee on Directors, and the Executive Committee.

   Audit and Finance Committee: This committee meets with management to review the adequacy of the Company's financial, accounting and reporting control processes as well as the scope and results of audits performed by NCR's independent accountants and internal auditors. In addition, the Audit and Finance Committee serves as the principal agent of the board in assuring the independence of the Company's independent accountants. The committee also:

  . reviews treasury matters such as NCR's financial condition and capital structure, pension and profit sharing plans, and NCR's risk management practices;

  . reviews NCR's capital appropriation plans and other significant investing activities; and

  . recommends the appointment of the Company's independent accountants to the board.

   A more detailed discussion of the committee's mission, composition, meetings and responsibilities as it pertains to its audit functions is contained in its Audit Charter, which was adopted by the Board of Directors. A copy of the Audit Charter was attached as Appendix A to NCR's 2001 Proxy Statement that was filed with the SEC. Because NCR is a public company, the committee is required to have a written audit charter that must be filed as an appendix to the Company's proxy statement once every three years.

   Compensation Committee: This committee reviews and approves NCR's compensation philosophy and programs covering executive officers and key management employees as well as the competitiveness of NCR's total executive officer compensation practices. The committee also:

  . reviews the performance levels of NCR's executive officers and determines base salaries and equity and incentive awards for such officers;

  . makes recommendations to the board concerning the directors' compensation;

  .  reviews NCR's executive compensation plans;

  . reviews management's proposals to make significant organizational changes or significant changes to existing executive officer compensation plans; and

  .  oversees NCR's plans for management succession.

   Committee on Directors: This committee establishes procedures for the selection, retention and performance evaluation of directors; reviews board governance procedures; and reviews the Company's ethics and compliance program. The committee also reviews the composition of NCR's Board of Directors and the qualifications of persons identified as prospective directors, recommends the candidates to be nominated for election as directors, and, in the event of a vacancy on the board, recommends any successors. The Committee on Directors recommended this year's director nominations.

   Executive Committee: This committee has the authority to exercise all powers of the full Board of Directors, except that it does not have the power, among other things, to declare dividends, issue stock, amend the Bylaws when the Board is not in session, recommend to the stockholders any action that requires stockholder approval, or approve any merger or share exchange which requires stockholder approval. This committee meets between regular board meetings if urgent action is required.

                          Board Committee Membership

                                                             Audit and Committee
                                      Executive Compensation  Finance     on
  Name                                Committee  Committee   Committee Directors
--------------------------------------------------------------------------------
  Lars Nyberg........................      X*
  David Holmes.......................                             X
  Linda Fayne Levinson...............                 X                     X*
  James Long.........................                 X
  Ronald Mitsch(1)...................      X                      X         X
  C.K. Prahalad......................      X                      X
  James Robbins......................                 X*
  William Stavropoulos...............      X                      X*        X
  Number of meetings in 2001.........      0          6           4         2

*Chair
(1) Dr. Mitsch has chosen not to stand for re-election as a director of NCR at the 2002 annual meeting.

Compensation of Directors

   Each of NCR's non-employee directors receives an annual retainer, which is $40,000 as of April 18, 2001. The annual retainer for outside directors is payable for the year beginning on the date of NCR's annual meeting and ending on the day before the next such meeting. The retainer is payable quarterly in equal installments as long as the director is still serving on NCR's board. If a director resigns or is terminated, he or she will forfeit any future installments of the annual retainer. Mr. Nyberg does not receive any extra pay for serving as a director on NCR's board.

   The directors may elect to receive all or a portion of their annual retainer in NCR stock instead of cash. In addition, the directors may choose to defer receipt of this stock (a) until he or she resigns or is no longer a director, (b) until five or ten years after it is payable, or (c) in one to five equal annual installments, beginning either the year after the retainer is earned, or the year following the date of termination as a director.

   The Company maintains stock unit accounts based on NCR stock for deferred stock payments. Dividend payments on NCR stock equivalents, if any, will be reinvested in additional deferred stock units. Deferred stock payments may be paid in cash or in stock. A director who leaves the board prior to the date of payment of deferred stock units may elect, prior to termination, to convert the deferred stock units to a deferred cash account.

   Upon joining the board, each of the non-employee directors receives an initial grant of NCR common stock with a value that is currently based on competitive analogs. These directors have the option of receiving this stock immediately or deferring receipt in the same manner available for deferring their annual retainer; however, these deferred stock accounts are paid only in stock. If deferred, a stock unit account is maintained for each participating director.

   In addition, NCR also pays a portion of director compensation in stock options. Each non-employee director receives stock option grants effective on the date of the annual meeting. The options have an exercise price of the fair market value of the stock on the grant date and are fully vested on the grant date. In 2001, the non-employee directors received options for 6,000 shares of NCR common stock.

Section 16(a) Beneficial Ownership Reporting Compliance

   All executive officers and directors of the Company timely filed the reports required under Section 16(a) of the Securities Exchange Act of 1934, as amended, during 2001, except that one report on Form 4 was filed late for Mr. Buiter.

-------------------------------------------------------------------------------
               DIRECTORS' PROPOSAL TO APPROVE THE APPOINTMENT OF
                          PRICEWATERHOUSECOOPERS LLP
               AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR 2002
                            (Item 2 on Proxy Card)
-------------------------------------------------------------------------------

   Upon the recommendation of the Audit and Finance Committee, which is composed entirely of independent directors, the board appointed
PricewaterhouseCoopers LLP as NCR's independent accountants for 2002. The board engaged PricewaterhouseCoopers to audit NCR's consolidated financial statements and to perform certain other non-audit services.

   Audit Fees. The aggregate fees billed by PricewaterhouseCoopers for professional services required for the audit of the Company's annual financial statements for fiscal 2001 and the reviews of the interim financial statements included in the Company's Forms 10-Q for that year were approximately $2.40 million.

   All Other Fees. The aggregate fees billed for additional services rendered by PricewaterhouseCoopers in fiscal 2001, other than the services described above, were approximately $3.93 million. In engaging PricewaterhouseCoopers for these additional services, the Audit and Finance Committee considered whether the provision of these services was compatible with maintaining PricewaterhouseCoopers' independence.

   PricewaterhouseCoopers has been the Company's independent accounting firm for many years and is a leader in providing audit services to the high technology industry. Given PricewaterhouseCoopers' experience, global presence, and quality audit work in serving the Company, the board believes they are qualified to serve as NCR's independent accountants. The board is asking you to approve this appointment.

   PricewaterhouseCoopers representatives will be at the annual meeting to answer questions and they may also make a statement.

   The board recommends that you vote FOR this proposal. If the stockholders do not approve this proposal, the Audit and Finance Committee and the Board of Directors may, but are not required to, reconsider the appointment. Proxies solicited by the Board of Directors will be voted FOR this proposal, unless you specify otherwise in your proxy.

-------------------------------------------------------------------------------
          STOCKHOLDER PROPOSAL REGARDING THE FORM OF NCR'S PROXY CARD
                            (Item 3 on Proxy Card)
-------------------------------------------------------------------------------

   We expect the following stockholder proposal to be presented at the annual meeting. Following SEC rules, we are reprinting the proposal and supporting statement as they were submitted to NCR's Corporate Secretary. NCR takes no responsibility for them. The board recommends that you vote AGAINST this proposal for the reasons given after the proposal.

   This proposal was submitted by Mr. Robert A. Morse, 212 Highland Avenue, Moorestown, New Jersey 08057-2717. Mr. Morse owned 163 shares of NCR stock in record name as of December 31, 2001.

Mr. Morse's Proposal

   I, Robert D. Morse, 212 Highland Avenue, Moorestown, NJ 08057-2717, owner of $2,000.00 or more value Company stock, wish to present the following proposal for printing in the Year 2002 Proxy material.

   Management and Directors are requested to change the format of the Proxy Material in the two areas which are not fair to the shareowners: Remove the word "EXCEPT" and re-apply the word "AGAINST" in the Vote For Directors column. Remove the statement (if applicable) placed in the lower section announcing that all signed proxies but not voted as to choice will be voted at the discretion of Management.

REASONS:

   This entirely unfair voting arrangement has benefited Management and Directors in their determination to stay in office by whatever means. Note that this is the only area in which an "AGAINST" choice is omitted, and has been so for about 15 years with no successful objections. Claiming of votes by Management is unfair, as a shareowner has the right to sign as "Present" and not voting, showing receipt of material and only desiring to prevent further solicitation of a vote.

FURTHER:

   Since Management claims the right to advise an "AGAINST" vote in matters presented by Shareowners, said Shareowners likewise have the right to ask for a vote "AGAINST" all Company select nominees for Director, until directors stop the practice of excessive extra remuneration for Management other than base pay and some acceptable perks.

Thank you.
Robert D. Morse

NCR's Response

   Your directors recommend a vote AGAINST this stockholder proposal.

   We do not believe that NCR's form of proxy disadvantages its stockholders as suggested by Mr. Morse. In fact, we believe that his proposal is unnecessary and confusing for several reasons. First, NCR's proxy card clearly permits stockholders to withhold their votes from any or all of the director nominees. By withholding a vote for a nominee, your vote is not counted for that nominee at the meeting. Second, our stockholders have been using this form of proxy for many years and it is consistent with the form of proxy commonly used by publicly traded companies. Finally, NCR's current form of proxy complies with SEC regulations.

   In addition, Mr. Morse asks the board to change its form of proxy by deleting the statement that if choices are not indicated on the proxy card, those shares will be voted in accordance with the directors' recommendations. SEC regulations specifically provide that a proxy may confer discretionary authority with respect to matters as to which a choice is not specified by the security holder. In order to do this, the form of proxy must state in boldface type how shares represented by the proxy will be voted. We believe that NCR's form of proxy complies with these requirements. Moreover, allowing shares to be voted in accordance with the Board of Directors' recommendations provides a useful voting mechanism for stockholders who wish to rely upon the judgment of the board.

   Accordingly, the board recommends that you vote AGAINST this proposal. Proxies solicited by the Board of Directors will be voted AGAINST this proposal, unless you specify otherwise in your proxy.

-------------------------------------------------------------------------------
             STOCKHOLDER PROPOSAL REGARDING THE COMPANY'S BUSINESS
                        OPERATIONS IN NORTHERN IRELAND
                            (Item 4 on Proxy Card)
-------------------------------------------------------------------------------

   We expect the following stockholder proposal to be presented at the annual meeting. Following SEC rules, we are reprinting the proposal and supporting statement as they were submitted to NCR's Corporate Secretary. NCR takes no responsibility for them. The board recommends that you vote AGAINST this proposal for the reasons given after the proposal.

   The following proposal and supporting statement were submitted by the New York City Employees' Retirement System and the New York City Teachers' Retirement System (collectively, the "NYC Systems"), by their custodian, the Office of the Comptroller of the City of New York, 1 Centre Street, New York, New York, 10007-2341. The NYC Systems have provided proof that they beneficially own an aggregate of 262,100 shares of common stock of the Company. The New York State Common Retirement Fund (the "NY Fund"), c/o State of New York, Office of the State Comptroller, A.E. Smith State Office Building, Albany, New York 12236, is co-sponsoring this proposed stockholders' resolution. The NY Fund has provided proof that it beneficially owns 402,803 shares of common stock of the Company.

The NYC Systems' Proposal Co-Sponsored by the NY Fund

   WHEREAS, NCR Corporation operates a wholly-owned subsidiary in Northern Ireland,

   WHEREAS, the securing of a lasting peace in Northern Ireland encourages us to promote means for establishing justice and equality;

   WHEREAS, employment discrimination in Northern Ireland has been cited by the International Commission of Jurists as one of the major causes of sectarian strife in that country:

   WHEREAS, Dr. Sean MacBride, founder of Amnesty International and Nobel Peace Laureate, has proposed several equal opportunity employment principles to serve as guidelines for corporations in Northern Ireland. These include:

1. Increasing the representation of individuals from under-represented religious groups in the workforce, including managerial, supervisory, administrative, clerical and technical jobs.

2. Adequate security for the protection of minority employees both at the workplace and while traveling to and from work.

3. The banning of provocative religious or political emblems from the workplace.

4. All job openings should be publicly advertised and special recruitment efforts should be made to attract applicants from under-represented religious groups.

5. Layoff, recall, and termination procedures should not, in practice favor particular religious groupings.

6. The abolition of job reservations, apprenticeship restrictions, and differential employment criteria, which discriminate on the basis of religion or ethnic origin.

7. The development of training programs that will prepare substantial numbers of current minority employees for skilled jobs, including the expansion of existing programs and the creation of new programs to train, upgrade, and improve the skills of minority employees.

8. The establishment of procedures to assess, identify and actively recruit minority employees with potential for further advancement.

9. The appointment of a senior management staff member to oversee the company's affirmative action efforts and the setting up of timetables to carry out affirmative action principles.

RESOLVED, Shareholders request the Board of Directors to:

1. Make all possible lawful efforts to implement and/or increase activity on each of the nine MacBride Principles.

Supporting Statement

   We believe that our company benefits by hiring from the widest available talent pool. An employee's ability to do the job should be the primary consideration in hiring and promotion decisions.

   Implementation of the MacBride Principles by NCR Corporation will demonstrate its concern for human rights and equality of opportunity in its international operations.

Please vote your proxy FOR these concerns.

NCR's Response

   Your directors recommend a vote AGAINST this stockholder proposal for the following reasons:

   NCR is committed to providing equal opportunity employment. As a matter of policy, the Company does not discriminate against its employees or applicants for employment on the basis of religion. Individuals are evaluated on their ability and qualifications to perform their jobs, regardless of their race, sex, national origin, age, color or religion. In addition, NCR complies with non-discrimination laws in effect in the countries and localities where it operates.

   NCR, through its United Kingdom subsidiary, NCR Limited, has a small branch sales and field support office in Belfast, Northern Ireland. Of the approximately 33,000 NCR employees worldwide, less than 10 work in Northern Ireland. Moreover, the revenues derived from this office's operations represent approximately only one-tenth of one percent of NCR's worldwide revenues.

   In addition to following NCR's non-discrimination policies, NCR Limited complies with the Fair Employment (Northern Ireland) Act of 1989 (the "Act"). The Act makes religious discrimination and preferential treatment in employment illegal. It also prohibits indirect religious discrimination and requires compulsory reviews of employers' recruitment, training and promotion practices and mandatory affirmative action plans. Furthermore, NCR Limited complies with applicable provisions of the Code of Practice issued by the Fair Employment Commission of Northern Ireland, the agency with authority and power to enforce the Act, specifically to promote and protect equality of opportunity in employment in Northern Ireland.

   The objective of both the MacBride Principles and the Act is to eliminate employment discrimination in Northern Ireland. NCR wholeheartedly supports this objective. However, by adopting the MacBride Principles, NCR would be accountable to two sets of similar, but not identical, fair employment guidelines. This would be neither necessary nor desirable, particularly in light of NCR's own internal policies and practices with respect to the promotion of fair and equal employment opportunities.

   The board believes that NCR's policies and actions in this regard demonstrate NCR's commitment to making all reasonable efforts to promote equal opportunity and eliminate discrimination in employment on the basis of religion. In our opinion, this commitment, together with NCR's policies and practices and the Act, will ensure continued protection of equal opportunities for NCR employees in Northern Ireland. Therefore, the board believes that endorsement or implementation of the MacBride Principles is not necessary to ensure fair and equal opportunity of employment for its employees there.

   For these reasons, the board recommends that you vote AGAINST this proposal. Proxies solicited by the Board of Directors will be voted AGAINST this proposal, unless you specify otherwise in your proxy.

   The following performance graph and reports of the board's Compensation and Audit and Finance Committees shall not be deemed filed or incorporated by reference into any other Company filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this information by reference into such filing.

                               PERFORMANCE GRAPH
-------------------------------------------------------------------------------

   The following graph compares the relative investment performance of NCR stock, the Standard & Poor's 500 Stock Index, and the Standard & Poor's Technology Sector Index. This graph covers the period of time from the spinoff of NCR from AT&T Corp. ("AT&T") on December 31, 1996, through December 31, 2001.

                              [PERFORMANCE GRAPH]


                           12/31/96 12/31/97 12/31/98 12/31/99 12/31/00 12/31/01
                           -------- -------- -------- -------- -------- --------
NCR....................... $100.00  $ 82.71  $124.16  $112.64  $146.09  $109.62
S&P 500................... $100.00  $133.37  $171.48  $207.56  $188.66  $166.25
S&P Technology Sector..... $100.00  $126.04  $217.99  $381.91  $229.27  $174.75

--------
(1) In each case, assumes a $100 investment on December 31, 1996, and reinvestment of all dividends, if any.
(2) Upon the spinoff of NCR from AT&T on December 31, 1996, NCR's stock was trading on the New York Stock Exchange on a when-issued basis. On January 2, 1997, NCR stock began open public trading on the New York Stock Exchange.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

   The Compensation Committee of the Board of Directors, which consists entirely of independent outside directors (the "Committee"), reviews and approves the Company's total compensation philosophy and programs covering executive officers and key management employees. The Committee reviews the performance levels of executive officers and determines the annual base salaries and both cash and equity incentive awards to be paid.

Guiding Principles

   The Company's compensation and benefit programs are designed to attract and retain the best people in the industry. These programs are also intended to recognize corporate, business unit, individual, and team performance through the use of incentives, including equity-based incentives, that reward for the creation of stockholder value and the achievement of key financial, strategic, individual, and team objectives.

Compensation Philosophy

   The Committee relates total compensation levels for the Company's executive officers to the total compensation paid to similarly situated executives of a peer group of companies (the "Peer Group") with which the Company competes for customers and executive talent. To form a basis of comparison, NCR selects the Peer Group under an outside consulting firm's counsel. The Peer Group consists of corporations with similar size and performance characteristics, including industry and technology emphasis. Some of these companies are also included in the S&P Technology Sector Index found under the caption "Performance Graph" above.

   Total compensation is targeted to approximate the median of the Peer Group. However, because of the performance-oriented nature of the incentive programs, total compensation may exceed market norms when the Company's targeted performance goals are exceeded. Likewise, total compensation may lag the market when performance goals are not achieved.

   The Committee will also review the Company's longer term performance as compared to the average performance of the Peer Group, and take such relative performance into account in determining future compensation levels where appropriate.

   The key components of the compensation program for executive officers are base salary, annual incentive compensation, and long-term incentives.

Base Salary

   Salaries for executive officers are determined by the Committee annually, based on review of each executive's level of responsibility, experience, expertise, and sustained corporate, business unit, and individual performance.

Annual Incentive Compensation

   Executive officers participate in the NCR Management Incentive Plan for Executive Officers and are eligible to receive annual cash incentive awards based upon certain specified objectives and performance considerations. In general, awards for 2001 were based on financial measures of revenue, net income and operating income after a capital charge as well as the Committee's assessment of individual performance. These measures were weighted depending upon the executive officer's area of responsibility. Some profit and revenue objectives were not met for 2001.

Long-Term Incentives

   Long-term incentives for 2001 consisted of stock option grants under the NCR Management Stock Plan. The Committee believes that this type of incentive compensation aligns management's interests with the interests of stockholders.

   Each executive officer is eligible to receive an annual grant of stock options with an exercise price equal to the fair market value of the stock on the grant date. These awards are granted as a part of the executive's total compensation and reviewed accordingly with our Peer Group market results.

Compensation of Chairman and Chief Executive Officer

   Mr. Nyberg participates in the same executive compensation plans that cover the other executive officers, determined according to the same compensation philosophy and principles. For 2001, Mr. Nyberg's annual incentive award under the NCR Management Incentive Plan was based on NCR's performance against the following measures: revenue, net income, and operating income after a capital charge. Mr. Nyberg's 2001 award under this plan was based on the Company not meeting its profit objectives. Mr. Nyberg's stock option award was established based on a review of competitive market data.

Policy on Qualifying Compensation for Deductibility

   The Company's policy with respect to the deductibility limit of Section 162(m) of the Internal Revenue Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interests of the Company and its stockholders. However, the Company reserves the right to authorize the payment of nondeductible compensation if it deems that is appropriate.

Dated: February 7, 2002

                                                    The Compensation Committee:

                                                        James O. Robbins, Chair
                                                           Linda Fayne Levinson
                                                                  James R. Long

-------------------------------------------------------------------------------

                   BOARD AUDIT AND FINANCE COMMITTEE REPORT

-------------------------------------------------------------------------------

   The Audit and Finance Committee (the "A&F Committee") consists of four directors, each of whom is independent as defined in the listing standards of the New York Stock Exchange. A brief description of the responsibilities of the Committee is set forth above under the caption "Committees of the Board."

   The A&F Committee has reviewed and discussed the Company's audited financial statements for fiscal 2001 with management of the Company. The A&F Committee has discussed with PricewaterhouseCoopers, the Company's independent accountants, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards). The A&F Committee also has received the written disclosures and the letter from PricewaterhouseCoopers required by Independence Standards Board Standard No. 1 (Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees), and has discussed with PricewaterhouseCoopers its independence.

   Based on the review and the discussions referred to above, the A&F Committee recommended to the board that the Company's audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2001 for filing with the Securities and Exchange Commission.

Dated: January 23, 2002

                                               The Audit and Finance Committee:

                                                 William S. Stavropoulos, Chair
                                                                David R. Holmes
                                                               Ronald A. Mitsch
                                                                  C.K. Prahalad

                            EXECUTIVE COMPENSATION
-------------------------------------------------------------------------------

   The following tables present certain compensation information for our Chairman and Chief Executive Officer and for the Company's most highly compensated executive officers who held these positions during the year ended December 31, 2001. Each of these five individuals is sometimes referred to as a "Named Executive."

Summary Compensation Table

                                     Annual Compensation          Long-Term Compensation
                          ----------------------------------------------------------------------------
                                                                      Awards           Payouts
                                               -----------------------------------------
                                                      Other                Securities
                                                     Annual                Underlying          All Other
                                                     Compen-  Restricted    Options/    LTIP    Compen-
          Name and                Salary     Bonus   sation  Stock Awards     SARs     Payouts  sation
     Principal Position     Year     $       $(5)     $(6)       $(7)         #(8)        $      $(9)
--------------------------------------------------------------------------------------------------------
  Lars Nyberg               2001 1,073,846   280,000  3,000          0     240,000(8a)   --      110,743
   Chairman of the Board    2000 1,033,846   418,243  7,166          0     280,000(8b)   --      110,273
    and
   Chief Executive Officer  1999   994,154   477,700 62,998          0     350,000(8c)   --    5,982,453
--------------------------------------------------------------------------------------------------------
  Mark Hurd                 2001   489,649   100,000  6,335          0      75,000(8a)   --        6,375
   President, and Chief     2000   416,923   336,479  4,502  1,954,690(7a) 125,000(8b)   --        6,563
   Operating
   Officer, Teradata        1999   348,846   252,597  5,159          0      90,000(8c)   --        6,250
   Division(1)
--------------------------------------------------------------------------------------------------------
  Howard Lance              2001   305,288 1,386,223 58,022  2,928,750(7b) 250,000(8d)   --        6,375
   President, and Chief     2000       --        --     --        --           --        --          --
    Operating
   Officer, Retail and      1999       --        --     --        --           --        --          --
   Financial Group(2)
--------------------------------------------------------------------------------------------------------
  Gerald Gagliardi          2001   383,693   218,250      0    963,700(7c) 100,000(8e)   --            0
   Senior Vice President,   2000       --        --     --        --           --        --          --
   Worldwide Customer       1999       --        --     --        --           --        --          --
   Services Division(3)
--------------------------------------------------------------------------------------------------------
  Mohsen Sohi               2001   366,346   371,250 80,710  1,189,063(7d)  55,000(8a)   --        6,375
   Senior Vice President,                                                  130,000(8f)
   Retail Solutions                                                         60,000(8g)
    Division(4)
                            2000       --        --     --        --           --        --          --
                            1999       --        --     --        --           --        --          --

(1) Mr. Hurd was promoted to his current position at NCR as President, and Chief Operating Officer of the Teradata Division, on July 9, 2001. From July 10, 2000, until that date, he was Executive Vice President, NCR, in addition to being Chief Operating Officer of the Teradata Division. From October 1999 until July 2000, he was Senior Vice President, Teradata Solutions Group. From November 1998 until October 1999, he was Senior Vice President, National Accounts Solutions Group, at NCR.
(2) Mr. Lance joined NCR as President, and Chief Operating Officer of the Retail and Financial Group, on July 9, 2001.
(3) Mr. Gagliardi joined NCR as Senior Vice President, Worldwide Customer Services Division, on February 1, 2001.
(4) Mr. Sohi joined NCR as Senior Vice President, Retail Solutions Division, on January 1, 2001.
(5) Amounts shown include a guaranteed bonus of $500,000, awarded by NCR under the terms of an offer letter, dated June 18, 2001, from NCR to Mr. Lance. Under the terms of such letter, on October 1, 2001, Mr. Lance also received a special award of 20,159 restricted shares which vested immediately to increase the total value of the first installment of his restricted stock award to a guaranteed value of $1,313,000 based on NCR's common stock price of $29.08 on such date. The amounts shown in this column also include special sign-on bonuses of (a) $300,000 to Mr. Lance under the terms of his June 18, 2001 offer letter, (b) $100,000 to Mr. Gagliardi under the terms of an offer letter, dated January 15, 2001, from NCR to Mr. Gagliardi, and (c) $100,000 to Mr. Sohi under the terms of an offer letter, dated October 18, 2000, from NCR to Mr. Sohi. The terms of the offer letters from NCR to each of Messrs. Lance, Gagliardi, and Sohi are described more fully below under the caption "Employment Agreements and Change in Control Arrangements."

(6) Amounts shown in 2001 include (a) tax payment reimbursements, and (b) the value of certain personal benefits and perquisites, including relocation reimbursements of $46,060 to Mr. Lance and $52,672 to Mr. Sohi. In accordance with SEC rules, perquisites and personal benefits have been omitted when such compensation does not exceed the lesser of $50,000 or 10% of the Named Executive's salary and bonus for that year.
(7) Amounts shown represent the dollar value of any restricted stock awards on the date originally granted. Certain restricted stock awards were granted in 2001 and 2000 under the NCR Management Stock Plan. These awards are described in further detail in notes 7(a) through 7(d) below. On December 31, 2001, the aggregate value of the unvested restricted stock awards granted to each of the Named Executives (including any NCR replacement awards for AT&T restricted stock awards that were converted at spinoff) was as follows: Mr. Nyberg, 3,921 shares ($144,528); Mr. Hurd, 54,248 shares ($1,999,581); Mr. Lance, 50,000 shares ($1,843,000); Mr. Gagliardi,
    20,000 shares ($737,200); and Mr. Sohi, 25,000 shares ($921,500). These amounts are based on a stock price of $36.86 per share as of December 31, 2001.
(a) In September 2000, Mr. Hurd received a special award of 50,000 restricted shares of NCR stock under the NCR Management Stock Plan. This award will vest in full on September 7, 2002, provided Mr. Hurd is still employed by NCR on such date.
(b) In July 2001, NCR granted Mr. Lance a special award of 75,000 restricted shares of NCR stock under the terms of his June 18, 2001 offer letter. In general, this award will vest in three equal annual installments beginning on October 1, 2001, provided Mr. Lance is still employed by NCR on such dates. Dividends, if any, on such shares are reinvested in additional shares of restricted stock.
(c) In February 2001, NCR granted Mr. Gagliardi a special award of 20,000 restricted shares of NCR stock under the terms of his January 15, 2001 offer letter. In general, this award will vest in four equal annual installments beginning February 1, 2002, provided Mr. Gagliardi is still employed by NCR on such dates. Dividends, if any, on such shares are reinvested in additional shares of restricted stock.
(d) In January 2001, NCR granted Mr. Sohi a special award of 25,000 restricted shares of NCR stock under the terms of his October 18, 2000 offer letter. In general, this award will vest in two annual installments in increments of 60% and 40%, respectively, beginning January 2, 2002, provided Mr. Sohi is still employed by NCR on such dates. Dividends, if any, on such shares are reinvested in additional shares of restricted stock.
(8) Amounts shown represent the aggregate number of shares of NCR common stock underlying the options on the dates originally granted.
(a) On January 26, 2001, NCR's Compensation Committee granted these Named Executives management stock options under the NCR Management Stock Plan.
(b) On February 3, 2000, NCR's Compensation Committee granted Messrs. Nyberg and Hurd management stock options under the NCR Management Stock Plan. Also under this plan, on September 7, 2000, the Compensation Committee granted Mr. Hurd options for 50,000 shares as a special retention award.
(c) In January and July of 1999, NCR's Compensation Committee granted Messrs. Nyberg and Hurd management stock options under the NCR Management Stock Plan.
(d) On July 9, 2001, under the terms of his June 18, 2001 offer letter from NCR, the Compensation Committee granted Mr. Lance (i) management stock options for 75,000 shares of NCR common stock as an advance grant for the 2002 fiscal year, and (ii) special options for 175,000 shares of NCR common stock in lieu of lost compensation and equity opportunities at his former employer.
(e) On February 1, 2001, in lieu of lost compensation and equity opportunities at his former employer, the Compensation Committee granted Mr. Gagliardi special options for 100,000 shares of NCR common stock pursuant to the terms of the January 15, 2001 offer letter he received from NCR.
(f) On January 2, 2001, in lieu of lost compensation and equity opportunities at his former employer, the Compensation Committee granted Mr. Sohi special options for 130,000 shares of NCR common stock pursuant to the terms of the October 18, 2000 offer letter he received from NCR.
(g) On July 9, 2001, the Compensation Committee granted Mr. Sohi options for 60,000 shares as a special retention award.

(9) The Company provides the Named Executives with certain group life, health, medical, and other non-cash benefits generally available to all salaried employees and not included in this column in accordance with the SEC's rules. The amounts shown in this column for the last fiscal year include:
  . Insurance premium payment of $104,408 to Mr. Nyberg for a split-dollar life insurance policy; and
  . Matching contributions by the Company to the NCR Savings Plan for participating Named Executives, including in 2001, contributions of $6,375 for each of Messrs. Nyberg, Hurd, Lance, and Sohi.

Option Grants In 2001

                                      Individual Grants
                                    -------------------------------------
                     Number of  Percent of                        Grant
                      Shares      Total                           Date
                    Underlying   Options   Exercise              Present
                      Options   Granted to   Price   Expiration   Value
  Name              Granted (#) Employees  ($/Share)    Date     ($)(3)
-------------------------------------------------------------------------
  Lars Nyberg       240,000(1)    6.60%    44.46875   01/25/11  4,561,051
-------------------------------------------------------------------------
  Mark Hurd          75,000(1)    2.06%    44.46875   01/25/11  1,425,328
-------------------------------------------------------------------------
  Howard Lance       75,000(1)    2.06%    39.05000   07/08/11  1,247,490
                    175,000(2)    4.81%    39.05000   07/08/11  2,910,811
-------------------------------------------------------------------------
  Gerald Gagliardi  100,000(2)    2.75%    48.18500   01/31/11  2,045,914
-------------------------------------------------------------------------
  Mohsen Sohi       130,000(2)    3.58%    47.56250   01/01/11  2,625,745
                     55,000(1)    1.51%    44.46875   01/25/11  1,045,241
                     60,000(2)    1.65%    39.05000   07/08/11    997,992

(1) These are management options for NCR common stock under the NCR Management Stock Plan. They become exercisable in 33 1/3% increments over three years, provided the officer is still employed by NCR, with certain exceptions in the case of death, disability, or retirement.
(2) These are special options for NCR common stock under the NCR Management Stock Plan. They become exercisable in 33 1/3% increments over three years, provided the officer is still employed by NCR, with certain exceptions in the case of death, disability, or retirement.
(3) In accordance with SEC rules, we chose the Black-Scholes option pricing model to estimate the present value of the options on the grant date. NCR's use of this model should not be construed as an endorsement of its accuracy at valuing options. All stock option valuation models, including the Black-Scholes model, require certain assumptions to be made. The following assumptions were made for purposes of calculating the present values of the options listed above: volatility at 40%, dividend yield at 0%, an expected term of 5 years, and interest rate of 4.91%. However (a) with respect to the option grants to Messrs. Lance, Gagliardi, and Sohi noted in footnote 2 above, the interest rate assumptions were 4.83% for Mr. Lance, 4.75% for Mr. Gagliardi, and 4.75% (130,000 grant) and 4.83% (60,000 grant) for Mr. Sohi, and (b) with respect to the grant of 75,000 management options to Mr. Lance, the interest rate assumption was 4.83%. The real value of the options in this table depends upon the actual performance of the NCR stock underlying the options during the applicable period.

Aggregated Option Exercises in 2001 and Year-End Values

                                                         Value of
                                         Unexercised   In-the-Money
                                       Options at Year  Options at
                                           End (#)     Year End ($)
                                                          ----------
                     Shares
                    Acquired
                       On      Value    Exercisable/   Exercisable/
                    Exercise Realized   Unexercisable  Unexercisable
  Name(1)             (#)       ($)          (2)            (3)
--------------------------------------------------------------------
  Lars Nyberg       149,623  2,278,791    1,144,717       913,299
                                            676,667             0
--------------------------------------------------------------------
  Mark Hurd           8,206    131,897      113,977       161,199
                                            221,668             0
--------------------------------------------------------------------
  Howard Lance          --         --             0             0
                                            250,000             0
--------------------------------------------------------------------
  Gerald Gagliardi      --         --             0             0
                                            100,000             0
--------------------------------------------------------------------
  Mohsen Sohi           --         --             0             0
                                            245,000             0

(1) None of the individuals in this table has stock appreciation rights.
(2) This column includes both options granted before and after the spinoff from AT&T. Options granted before the spinoff were granted with respect to AT&T common stock. To the extent these options were outstanding on December 31, 1996, they were replaced on January 2, 1997, with options for shares of NCR stock based on a conversion formula to preserve the economic value of the options at the time of the spinoff.
(3) The value of in-the-money options is calculated as the difference between the closing market price of NCR common stock underlying the NCR stock options as of December 31, 2001 ($36.86) and the exercise price of the option.
                               ----------------

Pension Plans

   The Company maintains a number of pension plans as part of the compensation and benefits it provides to its employees and executive officers. The plans covering NCR's Named Executives are summarized below.

   If Messrs. Nyberg, Gagliardi, Hurd, Lance, and Sohi continue in their current positions and retire at age 62, the estimated annual pensions payable to them from NCR's pension plans would be $1,031,789, $208,090, $785,369, $864,473, and $602,081, respectively. These amounts are straight-life annuity amounts although other optional forms of payment, some with reduced pensions, are available. Certain of NCR's nonqualified executive pension plan benefits are supported by a benefits trust, the assets of which are subject to the claims of NCR's creditors. In addition, except for the Officer Plan (as defined below), benefits under NCR's pension plans are not subject to reductions for Social Security benefits or other offset amounts.

The NCR Pension Plan:

   The Company has a non-contributory pension plan called the NCR Pension Plan which covers all employees based in the U.S., including Messrs. Nyberg, Hurd, Lance, Sohi, and Gagliardi. The NCR Pension Plan pays a monthly pension benefit and a PensionPlus benefit. These benefits vest after five years of service or reaching age 65. The monthly pension benefit begins at age 62, or may be started between age 55 and 62 in a reduced amount. The PensionPlus benefit may be taken as a lump sum after termination of employment, or may be used to increase the monthly pension benefit.

   The monthly pension benefit is computed by multiplying the following three items: (1) the participant's years of service with the Company, (2) a factor between 1.4% and 1.7%, depending on the participant's total years of service, and (3) the participant's modified average pay. Modified average pay is the average annual base pay and bonus received during a participant's career, with an adjustment to update pay for earlier years when earnings typically were less.

   The PensionPlus benefit is computed as an account balance, although the account is for bookkeeping purposes only. The plan credits a participant's account with 1 1/2% of base pay and bonus, as well as interest credits on the account balance.

The NCR Nonqualified Excess Plan:

   Federal laws limit the amount of pay that may be considered under the NCR Pension Plan. The Company makes up the difference for senior managers with the NCR Nonqualified Excess Plan. The Excess Plan pays the additional pension benefits that would be paid under the NCR Pension Plan if the federal pay limits were not in effect. Messrs. Nyberg, Hurd, Lance, Sohi, and Gagliardi are covered by the excess plan.

NCR Mid-Career Hire Supplemental Pension Plan:

   NCR also maintains the NCR Mid-Career Hire Supplemental Pension Plan. This plan covers employees, including Messrs. Gagliardi, Lance, and Sohi, who are hired by NCR for the first time at age 35 or over at specified management levels, and who terminate with at least five years of service at specified levels. The benefit is 1% of annual pay for each year worked for NCR, up to a maximum equal to the number of years between age 30 and the age on the date of hire with NCR.

Supplemental Retirement Plan:

   The Company also has a supplemental retirement plan for senior managers, the Retirement Plan for Officers of NCR (the "Officer Plan"). This plan covers senior managers appointed to specified executive levels after November 30, 1988, including Messrs. Nyberg, Gagliardi, Hurd, Lance, and Sohi.

   The Officer Plan pays monthly benefits of 2.5% of career average monthly pay for service after becoming a plan participant. The pension begins at age 62, or may be started between age 55 and 62 in a reduced amount. The benefit is offset by the participant's retirement or disability benefits paid under other NCR plans except for the NCR Mid-Career Hire Supplemental Pension Plan. No benefit is payable if a participant terminates employment during the first year covered by the plan. No benefit is payable if a participant terminates employment before age 55, other than by death, with less than 5 years of service with NCR. However, a participant will be entitled to plan benefits if employment is terminated after a change in control, as described in the NCR change in control severance plans (see the description of those plans under "Employment Agreements and Change in Control Arrangements"). The Officer Plan also pays death benefits. Prior to 1997, participants in the Officer Plan received annual awards of NCR restricted stock with a face value equal to 15% of base salary. The restricted stock vests at age 55, if the participant is employed with NCR until then, and becomes freely transferable at age 62.

Employment Agreements and Change in Control Arrangements

Agreement with Mr. Nyberg:

   The Board of Directors entered into an employment agreement with Mr. Nyberg effective June 1, 1999. This letter agreement was amended by a letter agreement, dated January 23, 2002. The employment agreement, as amended ("Employment Agreement") provides for Mr. Nyberg's employment with the Company indefinitely by mutual consent until terminated at any time and for any reason by Mr. Nyberg or the Company upon 90 days prior notice, unless Mr. Nyberg is terminated for cause. The Employment Agreement sets Mr. Nyberg's base salary and bonus opportunity under the NCR Management Incentive Plan, and extends his change in control agreement until Mr. Nyberg's last day of serving as Chairman and Chief Executive Officer of the Company (see discussion of this agreement below). Under Mr. Nyberg's Employment Agreement, he will receive severance benefits if his employment with the Company is terminated as a result of involuntary termination without cause, or voluntary termination for good reason, and he signs a release of all employment-related claims against the Company. In that event, the severance benefits would include (a) severance pay equal to two times the annual base pay in effect at the termination date, (b) payment of two times the target bonus under the NCR Management Incentive Plan, or the actual cash payment for the preceding calendar year if greater, plus a pro-rated amount for the portion of the bonus earned in the year of termination prior to the termination date, (c) continued medical insurance coverage for Mr. Nyberg and his eligible dependents for two years after the date of termination, and

(d) life insurance and accidental death and dismemberment coverage for Mr. Nyberg at two times base pay for two years after the date of termination. In addition, under the Employment Agreement, upon reaching age 60, any severance benefits Mr. Nyberg would otherwise be entitled to receive will be reduced proportionately by multiplying the amount of such benefits by a fraction equal to the number of months until Mr. Nyberg reaches NCR's normal retirement age of 62 divided by 24.

   The severance benefits under the employment agreement will not be paid if Mr. Nyberg is entitled to severance benefits under his change in control agreement. The severance benefits also will not be paid if Mr. Nyberg, during employment with the Company or within the 18 month period after termination of employment, either (a) works for a competitor of NCR, (b) encourages exempt employees of the Company to leave their employment, (c) solicits business with the Company's customers, or (d) discloses Company proprietary information.

Arrangement with Mr. Lance:

   Mr. Lance received an offer letter from NCR when he joined the Company in 2001. The offer letter, dated June 18, 2001, specified his starting base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at his level. Because he forfeited his 2001 bonus with his prior employer, his Management Incentive Plan bonus for 2001 was guaranteed to be at least $500,000, and was paid in October 2001.

   Pursuant to the letter, Mr. Lance also received a $300,000 sign-on bonus and initial awards of stock options and restricted stock, that in part compensated him for lost opportunity for compensation and equity incentives with his former employer. Mr. Lance received an initial one-time grant of options for 175,000 shares of NCR common stock. He also received an advance grant of 2002 management stock options for 75,000 shares of NCR common stock under the NCR Management Stock Plan. As a result, he will not receive a management stock option grant in the first quarter of 2002 when NCR management is awarded their 2002 stock option grants. Both of these option awards vest in three equal annual installments beginning on his first anniversary with the Company, provided Mr. Lance is still employed by NCR at such times, and contain non-competition restrictions. Mr. Lance also received a special grant of 75,000 restricted shares of NCR common stock. This award vests in three equal annual installments on October 1, with the first installment vesting on October 1, 2001, provided Mr. Lance is still employed by NCR at such times. Because the face value of this grant on October 1, 2001 was less than a minimum face value amount guaranteed under the terms of his June 18, 2001 letter agreement, Mr. Lance received an additional grant of 20,159 restricted shares of NCR common stock so that the total face value of all of his vested restricted shares on that date was $1,313,000.

   If Mr. Lance's employment is terminated involuntarily other than for cause or Good Reason (as defined in the NCR Change in Control Severance Plan for Executive Officers described below), he will receive a cash payment equal to his annual base salary. If Mr. Lance voluntarily leaves the Company prior to his first year anniversary, he will be required to reimburse NCR for his sign-on bonus and his 2001 guaranteed Management Incentive Plan bonus.

Arrangement with Mr. Gagliardi:

   Mr. Gagliardi received an offer letter from NCR when he joined the Company in 2001. The offer letter, dated January 15, 2001, specified his starting base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at his level. In addition, under the letter, he received special relocation benefit payments in 2001 and 2002.

   Pursuant to the letter, Mr. Gagliardi also received a $175,000 sign-on bonus payable in two increments of $100,000 in January 2001, and $75,000 in January 2002. In addition, under the January 15, 2001 letter, Mr. Gagliardi received initial awards of stock options and restricted stock, that in part compensated him for lost opportunity for compensation and equity incentives with his former employer. He received an initial one-time grant of options for 100,000 shares of NCR common stock, which included his 2001 grant of management stock options under the NCR Management Stock Plan. Mr. Gagliardi also received a special grant of 20,000 restricted shares of NCR common stock. The option and restricted stock awards vest in three and four equal annual installments, respectively, beginning on his first anniversary with the Company, provided Mr. Gagliardi is still employed by NCR at such times, and include non-competition restrictions.

   If Mr. Gagliardi's employment is terminated involuntarily other than for cause or Good Reason (as such terms are defined in the NCR Change in Control Severance Plan for Executive Officers described below), he will receive a cash payment equal to his annual base salary and immediate vesting of his restricted stock award.

Arrangement with Mr. Sohi:

   Mr. Sohi received an offer letter from NCR before he joined the Company in 2001. The offer letter, dated October 18, 2000, specified his starting base salary and bonus opportunity under the NCR Management Incentive Plan, and his eligibility for annual option grants, employee benefit plans and retirement plans as routinely provided to officers at his level. In addition, under the letter, he is entitled to receive special relocation benefits to compensate him for the financial losses he incurred in connection with his move to Atlanta, Georgia.

   Pursuant to the letter, Mr. Sohi also received a $100,000 sign-on bonus payable in January 2001. Because he forfeited his 2000 bonus with his prior employer, his Management Incentive Plan bonus for 2000 was guaranteed to be at least $215,000, and this guaranteed amount was paid within thirty days of his first day of employment. In addition, under the October 18, 2000 letter, Mr. Sohi received initial awards of stock options and restricted stock, that in part compensated him for lost opportunity for compensation and equity incentives with his former employer. He received an initial one-time grant of options for 130,000 shares of NCR common stock. This option award vests in three equal annual installments beginning on his first anniversary with the Company, provided Mr. Sohi is still employed by NCR at such times, and includes a non-competition restriction. Mr. Sohi also received a special grant of 25,000 restricted shares of NCR common stock, 60% of which vested on January 1, 2002, and 40% of which vests on January 1, 2003.

   If Mr. Sohi's employment is terminated involuntarily other than for cause (as defined in the NCR Change in Control Severance Plan for Executive Officers described below), he will receive a cash payment equal to his annual base salary and immediate vesting of his restricted stock award.

Change in Control Arrangements:

   NCR has a Change in Control Severance Plan for Executive Officers. This plan, which terminates December 31, 2002, provides that executives officers may receive severance benefits if their employment with NCR is terminated as a result of involuntary termination without cause, or voluntary termination for good reason during the three years following certain events (such as an acquisition, merger or liquidation of the Company). These events are called "triggering events." An executive officer may also receive these benefits upon voluntary termination for any reason during the thirteenth month following the month in which the triggering event occurs. The severance benefits include (a) severance pay equal to base pay for three years, (b) payment of the target bonus under the NCR Management Incentive Plan for those three years, (c) reimbursement for any excise tax liability for the severance benefits under Internal Revenue Code Section 4999, (d) continued medical insurance coverage for the officer and eligible dependents and continued life insurance coverage for the officer, (e) outplacement services, and (f) financial counseling. In addition, the officer will be fully vested in any NCR stock options or other stock awards, and any accrued benefit under the Officer Plan. The officer will no longer receive the severance pay if he or she becomes employed by NCR or an unrelated company. If the officer dies while receiving severance benefits, the benefits will continue to be paid to the officer's estate.

   NCR also has a change in control agreement with Mr. Nyberg that contains the same terms as the change in control plan for the executive officers. However, the severance payments for Mr. Nyberg also include payment of target long-term incentive bonuses for the severance pay period. Mr. Nyberg's change in control agreement, as amended by the January 23, 2002 letter agreement, terminates on his last day of serving as Chairman and Chief Executive Officer of the Company.

                                 OTHER MATTERS
-------------------------------------------------------------------------------

   The Board of Directors does not know of any matters that will be brought before the annual meeting other than those listed in the notice of meeting. If any other matters are properly introduced at the meeting for consideration, including consideration of a motion to adjourn the meeting to another time or place, the individuals named on the enclosed form of proxy will have discretion to vote in accordance with their best judgment.

                            ADDITIONAL INFORMATION
-------------------------------------------------------------------------------
Cost of Proxy Solicitation

   We will pay the expenses of soliciting proxies in connection with the annual meeting. Proxies may be solicited on our behalf through the mail, in person, by telephone, electronic transmission, or facsimile transmission. We have hired Georgeson Shareholder Communications Inc., to assist in the solicitation of proxies, at an estimated cost of $17,000, plus reimbursement of reasonable out-of-pocket expenses. In accordance with the SEC and the New York Stock Exchange rules, NCR will also reimburse brokerage houses and other custodians, nominees and fiduciaries for their expenses of sending proxies and proxy materials to the beneficial owners of NCR common stock.

Procedures for Stockholder Proposals and Nominations

   Under NCR's Bylaws, nominations for director may be made only by (1) the Board of Directors or a committee of the board, or (2) a stockholder entitled to vote who has delivered notice to the Company within 90 to 120 days before the first anniversary of last year's annual meeting.

   Our Bylaws also provide that business may not be brought before an annual meeting unless it is (1) specified in the notice of meeting (which includes stockholder proposals that the Company is required to include in its proxy statement under SEC Rule 14a-8), (2) brought before the meeting by or at the direction of the board, or (3) brought by a stockholder entitled to vote who has delivered notice to the Company (containing certain information specified in the Bylaws) within 90 to 120 days before the first anniversary of last year's annual meeting. In addition, you must comply with SEC Rule 14a-8 to have your proposal included in the Company's proxy statement.

   A copy of the full text of the Company's Bylaws may be obtained upon written request to the Corporate Secretary at the address provided above.

Stockholder Proposals for 2003 Annual Meeting

   Stockholders interested in presenting a proposal for consideration at NCR's annual meeting of stockholders in 2003 must follow the procedures found in SEC Rule 14a-8 and the Company's Bylaws. To be eligible for inclusion in the Company's 2003 proxy materials, all qualified proposals must be received by NCR's Corporate Secretary no later than November 13, 2002. Stockholder proposals submitted after that date but before January 25, 2003, may be presented at the annual meeting if such proposal complies with the Company's Bylaws, but will not be included in the Company's proxy materials. If a stockholder proposal is received after January 25, 2003 and is properly brought before the meeting, the persons named on the proxy card may vote in their discretion regarding such proposal all of the shares for which we have received proxies for the annual meeting.

   The above notice and proxy statement are sent by order of the Board of Directors.

                                                               Laura K. Nyquist
                                                            Corporate Secretary

Dated: March 13, 2002

                                  Detach Here

................................................................................

                                              2002 ANNUAL STOCKHOLDERS' MEETING
                                           RESERVATION REQUEST FORM

   If you plan to attend the 2002 Annual Stockholders' Meeting of NCR Corporation, please complete the following information and return to Laura K. Nyquist, Corporate Secretary, NCR Corporation, 1700 South Patterson Blvd., Dayton, Ohio 45479.

                                     _____________________________
    Your name and address:

                                     _____________________________

                                     _____________________________

    Number of shares of NCR common stock you hold:

                                     _____________________________

   If the shares listed above are not registered in your name, identify the name of the registered stockholder below and include evidence that you beneficially own the shares.


    Registered stockholder:          _____________________________
    (name of your bank, broker, or other nominee)

                           THIS IS NOT A PROXY CARD

                           Electronic Distribution

If you would like to receive future NCR proxy statements and annual reports electronically, please visit http://www.investpower.com. Next, click on "Enroll to receive mailings via e-mail" to enroll. Please refer to the company number and account number on top of the reverse side of this card.


                        Annual Meeting of Stockholders

NCR's Annual Meeting of Stockholders will be held at 9:30 a.m. on April 24, 2002, at NCR's World Headquarters Auditorium, 1700 S. Patterson Boulevard, Dayton, Ohio 45479. Please see your proxy statement for instructions should you wish to attend the meeting.

--------------------------------------------------------------------------------

                                NCR CORPORATION

                         Proxy/Voting Instruction Card

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR NCR'S ANNUAL MEETING OF STOCKHOLDERS ON APRIL 24, 2002.

The undersigned stockholder of NCR Corporation, a Maryland corporation ("NCR"), hereby appoints Lars Nyberg, Jon Hoak, and Earl Shanks, and each of them, proxies, with the powers the undersigned would possess if personally present, and with full power of substitution, to vote all shares of common stock of NCR that the undersigned is entitled to vote at NCR's Annual Meeting of Stockholders to be held in Dayton, Ohio, on April 24, 2002, and at any postponement or adjournment thereof, upon any matter that may properly come before the meeting, or any postponement or adjournment thereof, including the matters described in the accompanying proxy statement. This proxy also provides voting instructions to the trustee of the NCR Savings Plan and to the trustees and administrators of other plans, with respect to shares of NCR common stock the undersigned may hold under such plans for which the undersigned is entitled to vote at said meeting to the extent permitted by such plans and their trustees and administrators.
THE PROXIES OR THE TRUSTEES AND ADMINISTRATORS OF THE PLANS, AS THE CASE MAY BE, WILL VOTE YOUR SHARES IN ACCORDANCE WITH YOUR DIRECTIONS ON THIS CARD. IF YOU DO NOT INDICATE YOUR CHOICES ON THIS CARD, THE PROXIES WILL VOTE YOUR SHARES IN ACCORDANCE WITH THE DIRECTORS' RECOMMENDATIONS. IF YOU ARE AN NCR SAVINGS PLAN OR OTHER PLAN PARTICIPANT ENTITLED TO VOTE AT THE 2002 ANNUAL MEETING OF STOCKHOLDERS AND DO NOT INDICATE YOUR CHOICES ON THIS CARD, THOSE SHARES WILL BE VOTED BY THE TRUSTEES OF SUCH PLANS.

               (Continued and to be signed on the reverse side.)

--------------------------------------------------------------------------------

                       ANNUAL MEETING OF STOCKHOLDERS of

                                NCR CORPORATION

                                April 24, 2002
Co. #__________                                          Acct. #______________

                        ______________________________

                           PROXY VOTING INSTRUCTIONS
                        ______________________________

 Your telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, and returned your proxy card. NCR encourages you to use either of these cost-effective and convenient ways of voting.

 TO VOTE BY TELEPHONE [TOUCH-TONE PHONE ONLY)
 -------------------------------------------
 Please call toll-free 1-800-PROXIES (1-800-776-9437) at any time and follow the instructions. Have your control number and the proxy card available when you call.

 TO VOTE BY INTERNET AT ANY TIME
 -------------------------------
 Please access the web page at www.voteproxy.com and follow the on-screen instructions. Have your control number available when you access the web page.

 TO VOTE BY MAIL
 ---------------
 Please mark, date, sign and mail your proxy card in the envelope provided as soon as possible. If you are voting by telephone or the Internet, please do not mail your proxy card.

                         ------------------
 YOUR CONTROL NUMBER IS
                         ------------------

              . Please Detach and Mail in the Envelope Provided .
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
A [X] Please mark your
      votes as in this
      example

                               NCR'S BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2,
                                                 AND "AGAINST" PROPOSALS 3 AND 4.
                   FOR ALL
                nominees listed        WITHHOLD
              at right (except as      FROM ALL
            marked to the contrary)    nominees                                                               FOR  AGAINST  ABSTAIN
1. Election of         [_]               [_]     Class C Nominees:           2. Approval of the appointment   [_]    [_]      [_]
   Class C                                           C.K. Prahalad              of PricewaterhouseCoopers LLP
   Directors.                                        William S. Stavropoulos    as the Company's independent
                                                                                accountants.

INSTRUCTIONS: To withhold authority to vote for any                          3. Stockholder proposal          [_]    [_]      [_]
individual nominee. Strike out that nominee's name                              regarding the form of NCR's
in the list at right.                                                           proxy card.

                                                                             4. Stockholder proposal          [_]    [_]      [_]
                                                                                regarding the Company's
                                                                                business operations in
                                                                                Northern Ireland.

                                                                                   Voting Limitations on Other Side of Card   [_]


Signature _____________________ Date ____________ Signature __________________________ Date ____________

NOTE: If you attend the meeting and decide to vote by ballot, your ballot will supersede this proxy. If signing for a corporation or partnership or as agent, attorney or judicidary, indicate the capacity in which are you signing.

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